UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 or 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

 Date of report (Date of earliest event reported):     June 18, 2016
AdCare Health Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Georgia	001-33135	31-1332119
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
454 Satellite Boulevard Suite 100 Suwanee, Georgia 30024
(Address of Principal Executive Offices)

(678) 869-5116
(Registrant’s telephone number, including area code)
Not applicable.
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

As previously disclosed in Part I., Item 1., Note 7 – Leases, New Beginnings of the Quarterly Report on Form 10-Q of AdCare Health Systems, Inc. (the “Company”) for the quarter ended March 31, 2016, New Beginnings Care, LLC and its affiliated debtors (collectively, “New Beginnings”), operators of that certain 85-bed skilled nursing facility located in Tybee Island, Georgia (the “Oceanside Facility”), that certain 50-bed skilled nursing facility located in Tybee Island, Georgia (the “Savannah Beach Facility”) and that certain 131-bed skilled nursing facility located in Jeffersonville, Georgia (the “Jefferson Facility”) (collectively, the “Facilities”) filed petitions on January 22, 2016 to reorganize their finances under the Bankruptcy Code. In connection therewith, New Beginnings became a debtor in possession in a series of bankruptcy cases jointly administered under the caption In re New Beginnings Care, LLC, et al., Bankr. E.D. TN Chattanooga Division Case No. 16-10272 NWW (collectively, the “Bankruptcy Case”). New Beginnings subleases the Facilities from an affiliate of the Company pursuant to a master lease dated November 3, 2015. The Oceanside Facility and the Jeffersonville Facility were both decertified by the Center for Medicare Services (“CMS”) while being operated by New Beginnings and are currently closed.

Pursuant to the terms of a consent order issued in the Bankruptcy Case, the automatic stay was lifted as of June 4, 2016, thereby allowing the Company to take possession of the Facilities from New Beginnings. On June 18, 2016, ADK Georgia, LLC, a wholly-owned subsidiary of the Company (“Sublessor”), entered into a new master sublease agreement (the “Sublease”) with affiliates of Peach Health Group, LLC (collectively “Sublessee”) pursuant to which Sublessee will take possession of the Facilities and operate them as a subtenant.

The Sublease is effective: (i) with respect to the Jeffersonville Facility, as of June 18, 2016; and (ii) with respect to the Savannah Beach Facility and the Oceanside Facility, on the date on which Sublessor accepts possession of each respective Facility from New Beginnings. Sublessor will accept possession of the Savannah Beach and Oceanside Facilities once New Beginnings assigns the CMS provider agreement for Savannah Beach Facility to the Sublessee so that the patients in such Facility can be transitioned in an orderly manner. New Beginnings has been unwilling or unable to assign the provider agreement to Sublessee to date because of disagreements between the creditors of New Beginnings regarding the value to the debtor’s estate of such provider agreement. The Sublease is also subject to the satisfaction of certain conditions, including approval by William F. Foster, the owner of the Facilities and the Company’s landlord (“Landlord”), and the Landlord’s lender.

The Sublease is structured as a triple net lease wherein Sublessee is responsible for all operating expenses, ongoing maintenance, taxes and insurance for the duration of the Sublease, except that Sublessor assumes responsibility for the cost of certain deferred maintenance at the Savannah Beach Facility and capital improvements that may be necessary for the Sublessee to recertify the Oceanside and Jeffersonville Facilities with CMS so they are eligible for Medicare and Medicaid reimbursement. The term of the Sublease for all three Facilities expires on August 31, 2027.

Rent for the Savannah Beach, Oceanside and Jeffersonville Facilities is $21,000, $36,000, and $53,000 per month, respectively; provided, however, that rent is only $1 per month for the Oceanside and Jeffersonville Facilities until they are recertified or April 1, 2017, whichever first occurs (the “Rent Commencement Date”). In addition, with respect to the Oceanside and Jeffersonville Facilities, Sublessee is entitled to three months of $1 per month rent following the Rent Commencement Date and, following such three-month period, five months of rent discounted by 50%. In addition, in the event that the Savannah Beach Facility is decertified due to any previous non-compliance attributable to New Beginnings, rent for that Facility will revert to $1 a month until it is recertified along with the other facilities. The annual rent for each Facility will escalate at a rate of 3% each year.

Under the terms of the Sublease, Sublessee agrees to use its best efforts to pursue recertification of the Jeffersonville and Oceanside Facilities with CMS as soon as possible. In connection therewith, Sublessee will create an operating plan for such recertification to include a time table and estimate of funds required from Sublessor for capital improvements for each Facility and submit them to Sublessor for approval within sixty days of the commencement date of the Sublease (a "Recertification Plan"). If the parties are unable to reach agreement on the terms of a Recertification Plan for any Facility, it will be removed from the Sublease and the Sublease will continue with respect to the remaining Facilities.

The Company will extend to Sublessee a line of credit of up to $1,000,000 for working capital purposes with an interest rate of 13.5% per annum. The loan will be due in one year and be secured by a first priority security interest in Sublessee’s assets and accounts receivable.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2016	ADCARE HEALTH SYSTEMS, INC.

/s/ Allan J. Rimland
Allan J. Rimland
President and Chief Financial Officer

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